UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NORSAT INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

British Columbia	000-12600
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 110 – 4020 Viking Way,
Richmond, B.C., Canada	V6V 2L4
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange of which each
class is to be registered

Common Shares, without par value	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The authorized capital of Norsat International Inc. (“Norsat” or the “Company”) consists of an unlimited number of common shares, without par value (“Common Shares”). As of February 3, 2015, 5,831,658 Common Shares are issued and outstanding.

Norsat is a company incorporated under the Business Corporations Act (British Columbia) (the “B.C. Business Corporations Act”). The rights and restrictions applicable to Norsat’s common shares, as described below, are governed by the provisions of Norsat’s Notice of Articles and Articles and the B.C. Business Corporations Act:

The holders of the Common Shares are entitled to dividends if, as and when declared by the directors. Holders of Common Shares are entitled to one vote per common share at meetings of shareholders. Upon liquidation, dissolution or winding-up of Norsat, the holders of the Common Shares are to share ratably in the remaining assets of Norsat as are distributable to the holders of Common Shares. The Common Shares are not subject to call or assessment rights, sinking fund provisions, redemption rights, rights regarding purchase for cancellation or surrender, or any pre-emptive or conversion rights. There are no provisions of Norsat’s Notice of Articles or Articles that would discriminate against any existing or prospective holder of Common Shares as a result of such security holder owning a substantial amount of Norsat’s securities.

The Articles provide that, subject to the B.C. Business Corporations Act, the Company may, by ordinary resolution of the shareholders of the Company:

  create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

  vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued,

and alter its Notice of Articles and Articles accordingly

The B.C. Business Corporations Act provide that an ordinary resolution is a resolution of shareholders that is passed at a general meeting of shareholders by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. Accordingly, the rights of holders of Common Shares may be modified otherwise than by a vote of a majority or more of the Common Shares outstanding.

Item 2. Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit
1.1	Articles (1)
1.2	Notice of Articles(2)
1.3	Notice of Alteration(2)

(1)	Filed as an exhibit to the Registrant's current report on Form 6-K filed with the SEC on June 30, 2011 and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant's current report on Form 6-K filed with the SEC on August 16, 2013 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: February 4, 2015

NORSAT INTERNATIONAL INC.

By:	/s/ Arthur Chin
Arthur Chin
Chief Financial Officer